Exhibit 10.7
Summary of Non-employee Director Meeting Fees and Compensation
We do not pay directors who are also Woodward employees additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Board, non-employee directors receive the following compensation:

Monthly Retainer	$3,000
Each Board meeting attended	$2,000
Telephonic Board meeting	$500
Each Committee meeting attended — Chairman	$2,500
Each Committee meeting attended — all others	$1,500
Telephonic Committee Meetings — Chairman	$1,000
Telephonic Committee Meetings — all others	$500
Lead Director — each independent director meeting	$2,500
Audit Committee Chairman — additional monthly retainer	$750
In addition, annual stock option awards with a fair market value of approximately $60,000 on the date of grant are granted to each director. In November 2008, the target market value of the annual stock option awards was increased to $85,000. The terms of the awards, such as vesting and length of the award, can be found in the Form of Non-Qualified Stock Option Agreement, filed as Exhibit 10.14 to our Annual Report on Form 10-K for our fiscal year ended September 30, 2007, and are incorporated herein by reference. Our directors receive no perquisites.